EXHIBIT 8.1
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                            Schiff Hardin & Waite
                              6600 Sears Tower
                             Chicago, IL  60606


                                      March 16, 2001


   Modine Manufacturing Company
   1500 DeKoven Avenue
   Racine, Wisconsin 53403

        RE: FEDERAL INCOME TAX CONSEQUENCES OF A MERGER OF A NEWLY FORMED WHOLLY-OWNED SUBSIDIARY OF MODINE MANUFACTURING COMPANY WITH AND INTO THERMACORE INTERNATIONAL, INC.
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   Gentlemen:

        You have requested our opinion related to the federal income tax consequences to Modine Manufacturing Company, a Wisconsin corporation ("Modine"), Thermacore International, Inc., a Pennsylvania corporation ("Thermacore") and Modine Merger Co., a Pennsylvania corporation and a wholly-owned subsidiary of Modine ("Acquisition") arising out of the Agreement and Plan of Merger, dated as of December 13, 2000, as amended by Amendment No. 1 thereto, dated March 15, 2001, by and among Modine, Thermacore and Acquisition (the "Merger Agreement"). Our conclusions are based upon (i) the facts and assumptions set forth below and (ii) the written representations made by Thermacore to us as of this date (the "Thermacore Letter") and the written representations made by Modine to us as of this date (the "Modine Letter"). This opinion is being issued pursuant to Section 8.2(d) of the Merger Agreement. Capitalized terms used but not defined in this letter have the meaning given them in the Merger Agreement.

        Our opinion does not address the tax consequences of the Merger under state, local or foreign law.

                                    FACTS

        Pursuant to the Merger Agreement, Acquisition shall be merged with and into Thermacore in accordance with the applicable provisions of the laws of the State of Pennsylvania (the "Merger"). Thermacore shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Pennsylvania.







   As a result of the Merger, Acquisition shall cease to exist and Thermacore shall remain a direct wholly-owned subsidiary of Modine.

        In the merger (i) each share of Thermacore Common Stock will be converted into the right to receive between 0.82001 of a share and
   1.18842 shares of Modine Common Stock; (ii) each share of Thermacore Preferred Stock will be converted into the right to receive ten times the number of shares of Modine Common Stock that will be exchanged for each share of Thermacore Common Stock; and (iii) each share of Acquisition Common Stock will be converted into one fully paid and nonassessable share of common stock of Modine. Shareholders of Thermacore will receive cash in lieu of fractional interests in shares of Modine Common Stock incident to the Merger.

                                 ASSUMPTIONS

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein (together, the "Transaction Documents"). In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement; (ii) the statements concerning the transaction set forth in the Transaction Documents are true, correct and complete and will continue to be true, correct and complete at all times; (iii) the representations made to us in the Modine Letter and Thermacore Letter are true, correct and complete; and (iv) any representations made in the Merger Agreement, Thermacore Letter or the Modine Letter that are "to the best knowledge of" or similarly qualified are correct, in each case without such qualification.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of document executed by parties, we have assumed that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents.

                                   OPINION

        Based on the facts and assumptions set forth above and our examination and review of the Merger Agreement, the Proxy Statement/ Prospectus included in the Registration Statement on Form S-4 of which this opinion forms a part, and the accompanying exhibits (as amended, the "Registration Statement") and the document referred to above, we are of the opinion that:

        (1) The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986,







   as amended (the "Code") and each of Thermacore, Modine and Acquisition will be "parties" to a reorganization within the meaning of
   Section 368(b) of the Code.

        (2) No gain or loss will be recognized by Thermacore, Modine or Acquisition in connection with the Merger.

                              SCOPE OF OPINION

        Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service. Any change in the facts, currently or in the future, or any change in the law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion is not binding on the Internal Revenue Service and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service. Finally, it should be noted that we have expressed no opinion except as specifically set forth herein.

                                  CONSENTS

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "The Merger - Material Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus that constitutes part of the Registration Statement.


                                      SCHIFF HARDIN & WAITE



                                      By:  /s/ Lawrence H. Jacobson
                                           -----------------------------
                                               Lawrence H. Jacobson